Exhibit 10.1

FibroGen, Inc.

Non-Employee Director Compensation Policy

This Non-Employee Director Compensation Policy (the “Policy”) documents the terms and conditions of the cash and equity compensation that non-employee members of the Board of Directors (the “Board”) of FibroGen, Inc. (“FibroGen”) may earn for their service on the Board from and after the initial public offering of the common stock of FibroGen.

Eligible Directors

Only members of the Board who are not concurrently employees of FibroGen are eligible for compensation under this Policy (each such member, a “Director”). Any director may also decline compensation per policy of their affiliated entity or for any other reason prior to the start of the period of service to which the compensation relates.

Annual Cash Compensation

The annual cash compensation set forth below is payable in equal quarterly installments, in arrears, on the last day of each quarter in which the service occurred, pro-rated for any partial quarters of service.  All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.All Directors:  $50,000

2.	Annual Committee Chair Service Fee:

a.Chairman of the Audit Committee:  $20,000

b.Chairman of the Compensation Committee:  $17,500

c.Chairman of the Nominating and Governance Committee: $10,000

3.	Annual Committee Member (non-Chair) Service Fee:

a.Audit Committee:  $10,000

b.Compensation Committee:  $7,500

c.Nominating and Governance Committee:  $5,000

4.	Annual Non-Executive Chairperson/Lead Independent Director Service Retainer:

a.Lead Independent Director:  $22,500

b.Non-Executive Chairperson:  $100,000

Equity Compensation

Equity awards will be granted under the FibroGen, Inc. 2014 Equity Incentive Plan (or any successor thereto, the “Plan”). All stock options granted under this policy will be non-statutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Company common stock on the date of grant, and a term of ten (10) years from the date of grant (subject to earlier termination in connection with a termination of service or a corporate transaction as provided in the Plan). All equity awards granted under this Policy will be documented on the applicable form of equity award agreement most recently approved for use by the Board (or a duly authorized committee thereof) for Directors.  The terms of the equity awards described in this Policy will be automatically adjusted upon any Capitalization Adjustment (as defined and provided for under the Plan).

1.Initial Grant:  On the date of the Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Director will be automatically, and without further action by the Board, granted stock options covering  10,400 shares of FibroGen’s common stock. Such options will vest in equal quarterly installments over three years from the grant date, subject to the Director’s Continuous Service.  A Director who, in the one year prior to his or her initial election to serve on the Board as a Director, served as an employee of FibroGen or one of its subsidiaries, will not be eligible for an initial grant.

1.

Exhibit 10.1

2.Annual Grant:  On the date of each Company annual stockholder meeting, each person who is elected or appointed as a Director, and each other Director who continues to serve as a Director immediately after such annual stockholder meeting, will be automatically, and without further action by the Board, granted (a) stock options covering 7,800 shares of FibroGen’s common stock, and (b) RSUs covering 4,700 shares of FibroGen common stock. Such options and RSUs will vest upon the earlier of (x) June 6 of the following year and (y) the following year’s annual stockholder meeting, subject to the Director’s Continuous Service.

3.Prorated Annual Grants.  If a Director is elected or appointed to the Board at a time other than at the annual stockholder meeting, then on the date of such election or appointment (or, if such date is not a market trading day, the first market trading day thereafter), the Director will be automatically, and without further action by the Board, granted stock options covering the number of shares of FibroGen’s common stock equal to the product of  each of (x)  7,800 shares and (y) 4,700 RSUs, by (z) the Applicable Fraction (a “Prorated Annual Grant”). The Applicable Fraction means a fraction with (a) a numerator equal to the number of days between the date of the Director’s initial election or appointment to the Board and the date which is the first anniversary of the date of the most recent annual stockholder meeting occurring before the Director is elected or appointed to the Board, and (b) a denominator equal to 365.

4.Vesting.  Vesting of awards granted under this Policy will cease if the Director resigns from the Board or otherwise ceases to serve as a Director, unless the Board determines that the circumstances warrant continuation of vesting.  All equity awards granted under this Policy will vest in full immediately prior to a Change in Control (as defined in the Plan), subject to the Director’s Continuous Service (as defined in the Plan) as of the day prior to the closing of the Change in Control.

Reimbursement of Expenses

The Company will reimburse Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board meetings, and other activities performed in the course of their service on the Board.

Philosophy

This Policy is designed to attract and retain experienced, talented individuals to serve on the Board. The Board anticipates that the Board, or a duly authorized committee thereof, will generally review Director compensation on an annual basis following the initial public offering.  The Policy, as amended from time to time, may take into account the time commitment expected of Directors, best practices and market rates in Director compensation, the economic position of FibroGen, broader economic conditions, historical compensation structure, the advice of the compensation consultant that the Compensation Committee or the Board may retain from time to time, and the potential dilutive effect of equity awards on our stockholders.

Under this Policy, Directors receive cash compensation in the form of retainers to recognize their day to day contributions, the level of responsibility as well as the necessary time commitment involved in serving in a leadership role and/or on committees. Directors also receive equity compensation because we believe that stock ownership provides an incentive to act in ways that maximize long-term stockholder value.  Further, we believe that stock-based awards are essential to attracting and retaining talented Board members. When options are granted, these options have an exercise price equal to not less than the fair market value of FibroGen’s Common Stock on the date of grant, so that options provide a return only if the fair market value appreciates over the period in which the option vests and remains exercisable. We believe that the vesting acceleration provided in the case of a change in control is consistent with market practices and is critical to attracting and retaining high quality Directors.

2.

Exhibit 10.1

Adopted:  September 17, 2014

Amended: March 4, 2015

Amended:  February 23, 2016, Effective as of the 2016 Annual Meeting of Stockholders

Amended: June 5, 2018

Amended: June 5, 2019

Amended: February 10, 2020

3.